Exhibit 4.17

Supplementary Agreement I to the Share Transfer Agreement

Party A: Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. (Formerly known as Jiangsu Zhongneng Photovoltaic Technology Development Co., Ltd.)

Registered Address: north of 310 National Highway, Xuzhou Economic Development Zone, Xuzhou

Legal Representative: Zhu Guomin

Party B: Nanjing Linyang Power Investment Co., Ltd.

Registered Address: Liuhe Economic Development Zone, Nanjing

Legal Representative: Lu Yonghua

Party C: Jiangsu Qitian Group Co., Ltd. (Formerly known as Lianyungang Suyuan Group Co., Ltd.)

Registered Address: Chaoyang Road West, Xinfu District, Lianyungang

Legal Representative: Liu Yuzhang

Party A, Party B and Party C are hereby collectively referred to as “Parties”, and individually referred to as “Party”.

Whereas:

Party A, Party B and Party C entered into the Share Transfer Agreement (hereinafter referred to as the “Original Share Transfer Agreement”) on June 6, 2007 regarding transferring of the equity interest in Jiangsu Yangguang Jingyuan Technology Co., Ltd. (hereinafter referred to as “Jiangsu Yangguang”), under which the Parties agreed on the arrangements of transferring of the equity interest in Jiangsu Yangguang, including the long term polysilicon supply arrangement between Party A and Jiangsu Yangguang (hereinafter referred to as “Supply Arrangement”). Now and therefore, the parties intend to enter into the following supplementary agreement with regards to the Supply Arrangement under the Original Share Transfer Agreement.

The Parties hereby irrevocably agree that upon the effectiveness of this agreement, sections 3.4, 3.5, 3.6, 3.7, 3.9, 5.3, 5.4 under the Original Share Transfer Agreement shall cease to be effective and shall be deleted in their entirety. The Parties shall not be entitled to the rights or be obligated to perform the obligations under the foregoing sections, and will not be responsible for any damage in connection with the breach of those foregoing sections.

The Parties hereby confirm that this supplementary agreement serves as an integral part of the Original Share Transfer Agreement. Should there be any discrepancies between the Original Share Transfer Agreement and this agreement, this agreement shall prevail. Except for the provisions stipulated under this supplementary agreement the provisions under the Original Share Transfer Agreement shall remain unchanged and valid.

This agreement shall become effective upon the signatures be signed by the authorized agents and the seals be affixed by the Parties, the Parties will negotiate on a friendly basis regarding the matters not included in this agreement.

[the rest of the page is intended to be left blank]

[Signature Page of the Supplementary Agreement I]

Party A: Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd. (Seal)

Legal Representative or Authorized Agent (Signature):

Party B: Nanjing Linyang Power Investment Co., Ltd. (Seal)

Legal Representative or Authorized Agent (Signature):

Party C: Jiangsu Qitian Group Co., Ltd. (Seal)

Legal Representative or Authorized Agent (Signature):

3